Exhibit 23.2




                         Consent of Independent Auditors



The Board of Directors
Merit Securities Corporation:


     We consent to incorporation by reference in Registration Statement No. 333-50285 of Merit Securities Corporation on Form S-3 of our report dated March 24, 1998 relating to the balance sheet of Merit Securities Corporation as of December 31, 1997 and the related statements of operations, shareholder's equity and cash flows for each of the years in the two year period ended December 31, 1997, which report appears in the December 31, 1998 Form 10-K of Merit Securities Corporation.



KPMG LLP




Richmond, Virginia
March 31, 1999